Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4D – Half Year Report

Six months ended 31 December 2016

Results for announcement to the market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Six Months Ended 31 December 2016 US$000’s	Six Months Ended 31 December 2015 US$000’s
Revenues from ordinary activities	Down	47.3%	to	4,053	7,686
Profit (loss) from ordinary activities after tax attributable to members	Down	35.1%	to	(33,282)	(51,287)
Net profit (loss) for the period attributable to members	Down	35.1%	to	(33,282)	(51,287)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues decreased from US$7.7 million during the six months ended 31 December 2015 to US$4.1 million during the six months ended 31 December 2016. This decrease was primarily related to timing of achievement of milestones under customer programs.

Net loss decreased from US$51.3 million during the six months ended 31 December 2015 to US$33.3 million during the six months ended 31 December 2016. The decrease in net loss is primarily attributable to the decrease in operating expenses and change in fair value of financial instruments offset by a decrease in revenue and an increase in interest expense.

Basis of the Preparation of the Half Year Report

The half year report has been prepared in accordance with ASX Listing Rule 4.2A.3 and the disclosure requirements of ASX Appendix 4D.

The half year report has been prepared in accordance with accounting principles generally accepted in the United States of America.

The Board of Directors does not recommend that a dividend relating to the six months ended 31 December 2016 be paid. As such, there is no applicable record date.

Net Tangible Assets per Security	31 December 2016	31 December 2015
Net tangible assets per share	US($7.33)	US($3.76	) *
Net tangible assets per CDI	US($0.12)	US($0.06)

*Reflects adjustment as a result of the 10 for 1 reverse stock split of the Company’s Common Stock effected on 13 May 2016.

JOHN RYAN

President and Chief Executive Officer

Date: 10 February 2017

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